CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-252882 on Form S-6 of our report dated April 9, 2021, relating to the financial statements of FT 9262, comprising FTP S&P Dvd. Aristocrats Target 25 2Q '21 (FTP S&P Dividend Aristocrats Target 25 Portfolio, 2nd Quarter 2021 Series) and FTP Value Line(R) Target Safety 30 2Q '21 (FTP Value Line(R) Target Safety 30 Portfolio, 2nd Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 9, 2021